Exhibit 99.1

Ignyta Announces Proposed $47 Million Private Offering of Common Stock

November 4, 2013 07:00 AM Eastern Daylight Time

SAN DIEGO—(BUSINESS WIRE)—Ignyta, Inc. (OTCBB:IGASD) today announced its proposed private offering of its common stock for anticipated gross proceeds to the company of approximately $47 million. Ignyta intends to issue and sell approximately 7.8 million shares of its common stock at a price per share of $6.00, pursuant to a securities purchase agreement entered into with investors on November 1, 2013. The private offering is expected to close on or about November 6, 2013, subject to customary closing conditions. Ignyta has agreed, subject to certain conditions, to file one or more registration statements under the Securities Act of 1933 covering the resale of the shares of its common stock to be issued and sold in the private offering.

Ignyta expects to use the proceeds from this private offering primarily to advance its oncology precision medicine drug and diagnostic, or Rx/Dx, product candidates, including RXDX-101, RXDX-102 and certain other discovery-stage programs.

The shares of Ignyta’s common stock to be issued and sold in the private offering are being offered and sold to accredited investors in compliance with Regulation D promulgated under the Securities Act of 1933. The shares of Ignyta’s common stock have not been registered under the Securities Act of 1933 or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

This press release is not and shall not constitute an offer to sell or a solicitation of an offer to buy any of the securities described, and shall not constitute an offer, solicitation, or sale in any jurisdiction in which such offer, solicitation, or sale is unlawful.

Safe Harbor Statement

This press release contains forward-looking statements as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things, statements regarding the completion and timing of the private offering and our planned use of any proceeds of the private offering. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, market and other general economic conditions, our and the investors’ ability to satisfy the conditions required to close the private offering, and our perception of future availability of equity or debt financing needed to fund our business. These forward-looking statements are made as of the date of this press release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Investors should consult all of the information set forth herein and should also refer to the risk factor disclosure set forth in the reports and other documents we file with the SEC available at www.sec.gov, including without limitation our Current Report on Form 8-K dated October 31, 2013.

Contacts

Ignyta, Inc.

Zachary Hornby

CFO and Vice President, Corporate Development

858-255-5955

zh@ignyta.com